Amendment to Employment Agreement Dated March 1, 1995 between Standard Microsystems Corporation and Paul Richman

    The Agreement made as of the first day of March, 1995 between the undersigned, Standard Microsystems Corporation and Paul Richman (the "Agreement"), is hereby amended as follows, effective July 10, 1995:

1. The second sentence in subsection THIRD (a) shall be replaced by the following:

"The base rate shall be $450,000 provided, however, that the Base Rate shall be modified as of March 1, 1996, and as of each successive March 1 to the end of the term of this Agreement, in proportion to any increase in the Consumer Price Index, as hereinafter defined, between the February levels of the two immediately preceding years."

2. The last paragraph in subsection THIRD (b) shall be replaced by the following:

"Notwithstanding the preceding provisions of this subsection THIRD (b), the aggregate amount payable pursuant to this subsection THIRD (b) for the fiscal year of SMC ending February 29, 1996, and for each fiscal year of SMC thereafter, shall not exceed $450,000.00 of the Base Rate then currently in effect, whichever amount is higher."

3. The Agreement is amended only to the extent specified above. It is not intended to extend or renew any other provision of the Agreement that would not continue if this Amendment had not been effected.


IN WITNESS HEREOF, SMC has caused this Agreement to be executed on its behalf by its representative, thereunto duly authorized, and Paul Richman has executed this Agreement as of July 10, 1995.


                        STANDARD MICROSYSTEMS CORPORATION

/S/     Paul Richman                    /S/  Herman Fialkov

    (Signature)                          (Signature)
                             Herman Fialkov
                             Director and Chairman,
                             Compensation Committee